EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (ET) on October 24, 2012
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Third Quarter 2012 Earnings

Branchville, NJ – October 24, 2012 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the third quarter ended September 30, 2012.  Net income per diluted share was $0.33 and operating income1 per diluted share was $0.34.

“For the quarter, our overall statutory combined ratio was 98.4%, with improving commercial and personal lines contributing to that positive result,” said Chairman, President and Chief Executive Officer Gregory E. Murphy. “In Personal Lines, renewal pure price increased almost 7%, led by higher homeowners’ rates.  Retention was steady at 87%. Industrywide commercial lines pricing power is gaining traction.  For Selective, Commercial Lines renewal pure price was up 6.6%, while retention was solid at 83%.  Our continued pricing success and solid retention levels are clearly the result of our dedicated underwriters executing on the granular pricing strategies that help us keep the best business.

“With continued strength in commercial lines pricing and the steady progress of the company’s other initiatives to improve profitability, we remain on track to reach a combined ratio of 95% by year-end 2014,” continued Murphy.

“U.S. federal monetary policy continues to put investment income under pressure as it has for some time,” said Murphy.  “A decrease of 13% from third quarter 2011, to $23.5 million, after tax, was due to lower than expected alternative investment results and the continuing low interest rate environment.”

Selective’s third quarter 2012 highlights compared to third quarter 2011:

-	Net income was $18.3 million, or $0.33 per diluted share, compared to a net loss of $18.0 million, or $0.33 per diluted share;
-	Operating income1 was $19.0 million, or $0.34 per diluted share, compared to a loss of $16.0 million, or $0.30 per diluted share;

-	Combined ratio: GAAP: 99.8% compared to 118.0%; Statutory: 98.4% compared to 116.4%;
-	Total net premiums written (NPW) were up 14% to $450.5 million:
o	Commercial Lines NPW were up 15% to $371.1 million, including $29.8 million from excess and surplus (E&S) lines;
o	Personal Lines NPW were up 9% to $79.4 million;
-	Catastrophe losses were $9.6 million, pre-tax, compared to $67.5 million;
-	Favorable prior year statutory reserve development on casualty lines totaled $7 million, pre-tax, compared to $10 million;
-	Net investment income, after tax, decreased 13% to $23.5 million; and
-	Total revenue was $436.9 million compared to $394.1 million.

Selective’s nine months ended September 30, 2012 highlights compared to the first nine months of 2011:

-	Net income was $36.7 million, or $0.66 per diluted share, compared to $4.0 million, or $0.07 per diluted share;
-	Operating income1 was $34.4 million, or $0.62 per diluted share, compared to $0.8 million, or $0.01 per diluted share;
-	Combined ratio: GAAP: 102.3% compared to 110.5%; Statutory: 101.2% compared to 109.6%;
-	Total NPW were up 14% to $1.3 billion:
o	Commercial Lines NPW were up 16% to $1.1 billion, including $83.9 million from E&S lines;
o	Personal Lines NPW were up 8% to $221.8 million;
-	Catastrophe losses were $46.7 million, pre-tax, versus $112.4 million;
-	Favorable prior year statutory reserve development on casualty lines totaled $15 million, pre-tax, versus $19 million;
-	Net investment income, after tax, decreased 16% to $74.0 million; and
-	Total revenue was $1.3 billion compared to $1.2 billion.

Balance Sheet and Guidance
At September 30, 2012, Selective’s assets were $5.9 billion.  Selective’s investment portfolio was $4.3 billion.  Stockholders’ equity was $1.1 billion and book value per share increased in the quarter to $20.44.  Statutory surplus was $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable December 3, 2012 to stockholders of record as of November 15, 2012.

Selective’s guidance for 2012 is to generate an overall statutory combined ratio of 101.5% and a GAAP combined ratio of 102.5%, which includes a catastrophe loss assumption of approximately 3.5 points.  These combined ratios do not include any assumptions for additional reserve development, favorable or unfavorable.  Investment income is anticipated to be approximately $100 million after tax.  Weighted average shares are expected to be 55.6 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on October 25, 2012 at www.selective.com. The webcast will be available for rebroadcast until the close of business on November 23, 2012.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended September 30:	2012	20111
Net premiums written	$450,518	396,832
Net premiums earned	406,225	358,963
Net investment income earned	30,650	35,786
Net realized losses	(1,088)	(2,045)
Total revenues	436,872	394,069

Operating income (loss)	18,982	(15,989)
Capital losses, net of tax	(708)	(1,329)
Loss on discontinued operations	-	(650)
Net income (loss)	$18,274	(17,968)

Statutory combined ratio	98.4%	116.4%
Statutory combined ratio, excluding catastrophe losses	96.0%	97.6%
GAAP combined ratio	99.8%	118.0%

Operating income (loss) per diluted share	$0.34	(0.30)
Net income (loss) per diluted share	0.33	(0.33)
Weighted average diluted shares	55,862	54,183
Book value per share	$20.44	19.07

9 months ended September 30:	2012	20111
Net premiums written	$1,296,253	1,133,170
Net premiums earned	1,177,266	1,065,886
Net investment income earned	97,284	118,604
Net realized gains	3,448	5,861
Total revenues	1,285,127	1,197,095

Operating income	34,414	839
Capital gains, net of tax	2,241	3,810
Loss on discontinued operations	-	(650)
Net income	$36,655	3,999

Statutory combined ratio	101.2%	109.6%
Statutory combined ratio, excluding catastrophe losses	97.2%	99.1%
GAAP combined ratio	102.3%	110.5%

Operating income per diluted share	$0.62	0.01
Net income per diluted share	0.66	0.07
Weighted average diluted shares	55,717	55,172
Book value per share	$20.44	19.07

1	Prior year data has been restated to reflect the adoption of ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.”
*All amounts included in this release exclude intercompany transactions.